EXHIBIT A

JPMorgan Insurance Trust

Multi-Class Portfolios

(Amended as of November 13, 2008)

Name of Multi-Class Portfolio	Classes
JPMorgan Insurance Trust Balanced Portfolio	Class 1
JPMorgan Insurance Trust Core Bond Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Diversified Equity Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Diversified Mid Cap Growth Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Diversified Mid Cap Value Portfolio	Class 1
JPMorgan Insurance Trust Equity Index Portfolio	Class 1
JPMorgan Insurance Trust Government Bond Portfolio	Class 1
JPMorgan Insurance Trust International Equity Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Mid Cap Portfolio	Class 1, Class 2
JPMorgan Insurance Trust Intrepid Growth Portfolio	Class 1, Class 2

JPMorgan Insurance Trust Small Cap Equity Portfolio	Class 1, Class 2